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                                                                      EXHIBIT 11

                     Stradley, Ronon, Stevens & Young, LLP
                           2600 One Commerce Square
                       Philadelphia, Pennsylvania  19103

Direct dial:  (215) 564-8074

                               October 16, 1998


Board of Trustees
Frank Russell Investment Company
909 A Street
Tacoma, Washington  98402

          RE: AGREEMENT AND PLAN OF REORGANIZATION FOR THE FRANK RUSSELL INVESTMENT COMPANY, A MASSACHUSETTS BUSINESS TRUST (THE "TRUST"), ON BEHALF OF THE FIXED INCOME II FUND (THE "ACQUIRING PORTFOLIO") OF THE TRUST, AND ON BEHALF OF THE VOLATILITY CONSTRAINED BOND FUND (THE "ACQUIRED PORTFOLIO") OF THE TRUST, DATED AS OF NOVEMBER 20, 1998

Ladies and Gentlemen:

     You have requested our opinion as to certain matters relating to the reorganization of the Acquired Portfolio and the Acquiring Portfolio (the "Reorganization") which is presently anticipated to occur on or about February 1, 1999. The Reorganization will involve the transfer of all the assets of the Acquired Portfolio to the Acquiring Portfolio, and the assumption of the liabilities of the Acquired Portfolio by the Acquiring Portfolio. In exchange for the foregoing, Class S shares of the Acquiring Portfolio will be distributed to shareholders of the Acquired Portfolio, following which the Acquired Portfolio will be dissolved.

     In rendering our opinion, we have reviewed and relied upon:

     A. The Agreement and Plan of Reorganization, made as of November 19, 1998, by and between the Acquired Portfolio and the Acquiring Portfolio (the "Agreement");

     B. The registration statement and proxy materials filed by the Trust on Form N-14 as provided to shareholders of the Acquired Portfolio in connection with the Special Meeting in Lieu of Annual Meeting of Shareholders of the Acquired Portfolio held November 19, 1998;

     C. Certain representations concerning the Reorganization which will be confirmed to us by the Acquired Portfolio and the Acquiring Portfolio in a letter dated as of the business day before the closing date (the "Representation Letter");
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     D.  All other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate; and

     E. A certificate of good standing issued by the Commonwealth of Massachusetts; and

     F. Such statutes, regulations, and interpretations of the U.S. Securities and Exchange Commission as we deemed material to the rendition of this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

     We have assumed and will assume, and therefore not verify independently the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Other than our review of the documents set forth above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representations as to the scope or sufficiency of our document review for your purpose.

     Based on the foregoing and subject to the receipt of the Representation Letter on the Closing Date in the form agreed by the Trust, and provided the Reorganization is approved by the shareholders of the Trust and carried out in accordance with the applicable laws of the Commonwealth of Massachusetts, the Agreement, and the Representation Letter, it is our opinion that as of the date hereof:

          (1) The Trust will be a Massachusetts business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts;

          (2) The shares of the Acquired Portfolio outstanding at the Effective Time of the Reorganization will be duly authorized, validly issued, fully paid and non-assessable by the Acquired Portfolio, and to our knowledge no shareholder of the Acquired Portfolio will have any option, warrant or preemptive right to subscription or purchase with respect to the shares of the Acquired Portfolio;

          (3) The Agreement and the Transfer Documents will have been duly authorized, executed and delivered by the Acquired Portfolio and will represent its legal, valid and binding contracts or instruments, enforceable against the Acquired Portfolio in accordance with their terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and we express no opinion with respect to the application of equitable principles in any proceeding, whether at law or in equity, or with respect to the provisions of the Agreement intended to limit liability for particular matters to the Acquired Portfolio and its assets;

          (4) The execution and delivery of the Agreement will not, and the consummation of the transactions contemplated by the Agreement will not, violate the Trust Agreement or By-Laws of the Trust or any material agreement known to us aa of this date to which the Trust is a party or by which the Trust is bound;

          (5) To our knowledge, no consent, approval, authorization or order of any court or governmental authority will be required for the consummation by the Acquired Portfolio of the
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transactions contemplated by the Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts, and such as may be required under state securities laws;

          (6) The Class S Shares of the Acquiring Portfolio to be delivered at such time to the Acquired Portfolio as provided in the Agreement will be duly authorized and upon delivery will be validly issued, fully paid and non-assessable by the Acquiring Portfolio, and to our knowledge no shareholder of the Acquiring Portfolio has any option, warrant or preemptive right to subscription or purchase with respect to the shares of the Acquiring Portfolio;

          (7) The Agreement will have been duly authorized, executed and delivered by the Acquiring Portfolio and represents its legal, valid and binding contract, enforceable against the Acquiring Portfolio in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and we express no opinion with respect to the application of equitable principles in any proceeding, whether at law or in equity, or with respect to the provisions of the Agreement intended to limit liability for particular matters to the Acquiring Portfolio and its assets; and

          (8) To our knowledge, no consent, approval, authorization or order of any court or governmental authority will be required for the consummation by the Acquiring Portfolio and the Acquired Portfolio of the transactions contemplated by the Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts and such as may be required under state securities laws.

     The foregoing opinions are given only with respect to laws, regulations or orders which are presently in effect. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur whether the same are retroactively or prospectively applied.

     This opinion is being rendered to the Acquired Portfolio and the Acquiring Portfolio and may be relied upon only by the Acquired Portfolio and the Acquiring Portfolio and the shareholders of each and may not be published by the Acquired Portfolio and the Acquiring Portfolio or relied upon in any respect by any third party, without the prior written consent of a partner in this law firm.

                                       Very truly yours,

                                       STRADLEY, RONON, STEVENS & YOUNG, LLP



                                       Steven M. Felsenstein, a Partner